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                                                                    EXHIBIT 21.1


                       ATRIUM COMPANIES, INC. SUBSIDIARIES

1.    Atrium Door and Window Company of Arizona

2.    Atrium Door and Window Company of the Northeast

3.    Atrium Door and Window Company of the Northwest

4.    Atrium Door and Window Company of the West Coast

5.    Atrium Door and Window Company of the Rockies

6.    Atrium Extrusion Systems, Inc.

7.    Atrium Vinyl, Inc.

8.    Thermal Industries, Inc.

9.    R.G. Darby Company, Inc.

10.   Total Trim, Inc.

11.   Wing Industries, Inc.

12.   Atrium Funding Corporation

13.   Atrium Ventanas de Mexico

14.   Atrium Servicios de Mexico